Exhibit 99.2

Net Interest Income

Net Interest Income and Net Interest Yield1

3.13% 3.10% 3.05% 3.04% 2.93%

2.70% 2.64% 2.61% 2.62%

$22,000 $17,600 $13,200 $8,800 $4,400 $-

Managed Nll $15,568 Managed Nll $14,676 Managed Nll $14,320 Managed Nll $14,370 Nll $14,070

$2,749 $2,734 $2,567 $2,474 $1,188

$1,895 $1,524 $1,395 $1,305

$10,924 $10,418 $10,358 $10,591 $12,882

3.20% 2.40% 1.60% 0.80% 0.00%

1Q09 2Q09 3Q09 4Q09 1Q10

Nll on securitized card receivables

Market based Nll

Core Nll

Managed net interest yield

Net interest yield

Commentary vs. 4Q09

Net interest income was lower by $300 M on a managed basis while the managed net interest yield fell 11 bps to 2.93%

– Market based decline of $117 M mostly driven by spread compression caused a 6 bp decline in the net interest yield

– Core net interest income fell $183 M impacting net interest yield by 5 bps

Lower high yielding loan levels

2 less days of accruals

– Partially offset by:

Higher level of discretionary assets, tempered by hedging impacts

Improved pricing and change in mix of deposits from CDs to lower cost money market and checking

Implementation of CARD Act expected to reduce net interest income from reduced balances and inability to reprice for risk, as well as having an impact on card fees.

– Total 2010 expected interest and fees impact, net of mitigation, to be roughly $900 million after-tax

1 Fully taxable-equivalent basis

Service charges

$ in Millions

$3,500

$3,000

$2,500

$2,000

$1,500

$1,000

$500

$-

$2,533

$995

$1,538

$2,729

$954

$1,775

$3,020

$1,091

$1,929

$2,756

$1,089

$1,667

$2,566

$1,063

$1,503

1Q09

2Q09

3Q09

4Q09

1Q10

Consumer service charges

Commercial service charges

Commentary

Consumer service charges declined $168 M from 4Q09 as a result of:

Seasonality of 4Q09 holiday spending Increased balances from tax refunds Less business days in the quarter

Regulation E to be implemented during 3Q10 but not fully impacting quarterly results until 4Q10

Excluding impact of mitigation, we expect service charges for the total company could move closer to

$2 B in 4Q10 from the current run rate as a result of Regulation E

Consumer = Deposits, HL&I and GWIM; Commercial = GCB, GBAM and Other